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                                          (NEWS RELEASE LETTERHEAD)

CONTACT:

Norris Battin
The Cooper Companies, Inc.
888-822-2660
714-673-4299

nbattin@usa.net

FOR IMMEDIATE RELEASE

THE COOPER COMPANIES REPLACES EXPIRED STOCKHOLDER'S RIGHTS  PLAN

               IRVINE, Calif., October 30, 1997- The Cooper Companies, Inc. (NYSE:COO) announced today that it has declared a dividend distribution of one Preferred Share Purchase Right for each outstanding share of the Company's common stock, payable to stockholders of record November 17, 1997. These replace Rights that expired yesterday under Cooper's prior stockholder rights plan. As with the prior plan, the Rights will be exercisable only if a person or group acquires 20% or more of the Company's common stock or announces a tender offer for 20% or more of the common stock, subject to limited exceptions. The distribution is not taxable to stockholders.

               The new Rights are intended to allow all Cooper stockholders to realize the long-term value of their investment. The Rights do not prevent a takeover of the Company, but are designed to encourage potential acquirers to negotiate with the board of directors before attempting to do so. They are not being distributed in response to any effort to acquire control of the Company.

               The Rights expire in 10 years and are designed to assure that all Cooper stockholders receive fair and equal treatment in the event of any proposed takeover and to guard against partial tender offers, open market accumulation and other abusive tactics to gain control of the Company without paying all stockholders a premium.

               Under certain circumstances, each Right will entitle stockholders to buy one one-hundredth of a share of newly created Series A Junior Participating Preferred Stock of the Company at an exercise price of $145. The Company's board of directors will be entitled to redeem the Rights at $.01 per Right at any time before, or within 10 days after, a person has acquired 20% or more of the outstanding common stock.

               If a person becomes an "Acquiring Person", i.e., a person who acquires 20% or more of the outstanding common stock of the Company, each Right will entitle its holder to purchase, at the Right's then-current exercise price, a number of shares of the Company having a market value at that time of twice the Right's exercise price.





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               Rights held by the Acquiring Person will become void and will not be exercisable to purchase shares at the bargain purchase price. If the Company is acquired in a merger or other business combination after a person has become an Acquiring Person, each Right will entitle its holder to purchase, at the Right's then-current exercise price, a number of the acquiring company's common shares having a market value at that time of twice the Right's exercise price. This provision will not apply if an acquisition that results in ownership of 20% or more of the outstanding company common stock under a merger or other acquisition agreement is approved by the Company's Board of directors prior to a person becoming an Acquiring Person, or if the board, on the advice of its investment banker, determines that a cash tender offer for all outstanding shares is fair and in the best interest of the Company and its stockholders.

               The Cooper Companies, Inc. and its subsidiaries develop, manufacture and market specialty healthcare products and services. Corporate offices are located in Irvine and Pleasanton, Calif. CooperVision, Inc., headquartered in Irvine, Calif., with manufacturing facilities in Huntington Beach, Calif., Rochester, N. Y., and Toronto, markets a broad range of contact lenses for the vision care market. CooperSurgical, Inc., headquartered in Shelton, Conn., markets diagnostic and surgical instruments, equipment and accessories for the gynecological market. Hospital Group of America, Inc. provides psychiatric services through hospitals in New Jersey, Delaware, Illinois and Indiana and satellite locations near these facilities.

               NOTE: A toll free interactive telephone system at 1-800-334-1986 provides stock quotes, recent press releases and financial data for The Cooper Companies. Cooper's World Wide Web address is www.coopercos.com.





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